Exhibit 10.1

TERMINATION PROTECTION AGREEMENT

THIS TERMINATION PROTECTION AGREEMENT (as hereinafter amended from time to time, this “Agreement”) is made and entered into by and among Sterling Jewelers Inc., a Delaware corporation (the “Company”) and Joan Hilson (the “Executive”), dated as of March 11, 2019.

W I T N E S S E T H

WHEREAS, the Company and its affiliates are engaged in the business of operating chains of retail jewelry stores in the United States, the United Kingdom and Canada;

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by Signet Jewelers Limited, a Bermuda corporation (“Signet,” and, together with its subsidiaries, the “Signet Group”, which for purposes of this Agreement is an affiliate of the Company), effective as of March 18, 2019, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”), intending to be legally bound, agree as follows:

Agreement

1.            Definitions

(a)          “Annual Bonus” means an annual cash bonus award in accordance with the annual short-term incentive plan then in effect for executive officers of Signet, as approved by the Compensation Committee or its designee.

(b)          “Board” means the Board of Directors of Signet.

(c)          “Business” shall mean the operation of a retail jewelry business that sells to the public jewelry, watches and associated services including through e-commerce.

(d)          “Cause” means  (A) fraud, embezzlement, gross insubordination or any act of moral turpitude or misconduct, in each case, on the part of the Executive; (B) conviction of or the entry of a plea of nolo contendere by the Executive for any felony; or (C) (x) a material breach by the Executive of Executive’s duties, responsibilities or obligations under this Agreement or the attached Schedule 1, or (y) the willful failure or refusal by the Executive to perform and discharge a specific lawful directive issued to Executive by the Board within a reasonable period of time, not to be less than five (5) business days, following written notice thereof to the Executive by the Company or the Board.

(e)          “Change of Control” means the occurrence of any of the following events:

(i) any consolidation, amalgamation, or merger of Signet with or into any other Person, or any other corporate reorganization, business combination, transaction or transfer of securities of Signet by its stockholders, or a series of transactions (including the acquisitions of capital stock of Signet), whether or not Signet is a party thereto, in which the stockholders of Signet immediately prior to such consolidation, merger, reorganization, business combination or transaction, collectively have beneficial ownership (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended), directly or indirectly, of capital stock representing directly, or indirectly through one or more entities, less than fifty (50%) of the equity (measured by economic value or voting power (by contract, share ownership or otherwise) of Signet or other surviving entity immediately after such consolidation, merger, reorganization, business combination or transaction;

(ii) the sale or disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of Signet to any Person;

(iii) during any period of twelve consecutive months, individuals who as of the beginning of such period constituted the entire Board (together with any new directors whose election by such Board or nomination for election by Signet’s shareholders was approved by a vote of at least two-thirds of the directors of Signet, then still in office, who were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or

(iv) approval by the shareholders of Signet of a complete liquidation or dissolution of Signet.

(f)          “Compensation Committee” means the compensation committee of the Board.

(g)          “Disability” means any physical or mental disability during the term of the Executive’s Employment that renders the Executive incapable of performing the services required of the Executive for any period or periods aggregating six months during any twelve- month period.  For purposes of the foregoing, the Executive’s physical or mental disability shall be determined in accordance with any disability plan of or applicable to the Company that is then in effect.

(h)          “Good Reason” means within one (1) year following a Change of Control and without the Executive’s prior written consent: (A) any material reduction in Executive’s target or maximum potential annual compensation opportunities as set forth on the attached Schedule 1; (B) a material diminution in Executive’s authority, duties or responsibilities as set forth on Schedule 1; (C) any requirement that the Executive relocate Executive’s principal place of employment by more than fifty miles from Akron, Ohio and from Executive’s principal residence; or (D) a material breach by the Company of its payment obligations to the Executive as set forth on Schedule 1, which breach remains uncured for thirty days following written notice thereof provided by the Executive to the Company; provided that, no event described in clauses (A) – (D) shall constitute Good Reason unless (i) Executive has given the Company written notice of the termination, setting forth the conduct of the Company that is alleged to constitute Good Reason, within ninety 90 days following the first occurrence of such event, and (ii) Executive has provided the Company at least thirty (30) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so.

(i)          “Long Term Incentive Plan” means the long-term incentive plan then in effect, as approved by the Compensation Committee or its designee.

(j)          “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.            Termination.  The Executive’s employment with the Company is “at-will” and shall continue until terminated either by the Company at any time by notifying the Executive or by the Executive at any time by notifying the Company, in each case, upon at least ninety (90) days’ prior written notice.  The provisions of this Agreement exclusively shall govern the Executive’s rights upon termination of employment with the Company and its affiliates.

(a)          Termination By the Company For Cause; Resignation by the Executive.  If the Executive’s employment with the Company is terminated by the Company for Cause (as defined below) or if the Executive resigns for any reason or no reason, the Executive shall be entitled to receive solely the following: (i) base salary and accrued and unused vacation through the date of termination in accordance with the Company’s normal payroll practices; (ii) any Annual Bonus or Long Term Incentive Plan payment that has been earned by the Executive for a completed fiscal year (or with respect to a Long Term Incentive Plan payment, a completed performance cycle) ending prior to the effective date of the Executive’s date of termination but which remains unpaid as of such date payable in accordance with the applicable Plan; and (iii) any vested benefits to which the Executive is entitled under the employee benefit plans of the Company, payable pursuant to the terms and conditions of such benefit plans (the amounts described in clauses (i), (ii), and (iii) being referred to as the “Accrued Rights”).

(b)          Termination By the Company Without Cause or Resignation by the Executive for Good Reason.  If the Executive’s employment hereunder is terminated by the Company without Cause or if the Executive resigns for Good Reason, the Executive shall be entitled to receive solely the following in addition to the Accrued Rights, subject to Section 2(g) and the Executive’s continued compliance with the provisions of Sections 3, 4 and 5:

(i)          continued payment of the Executive’s Base Salary in effect on the last date of the Executive’s employment for twelve (12) months following such last date of employment, in accordance with the Company’s standard payroll practices for executive officers;

(ii)         a lump sum amount equal to the Annual Bonus the Executive would otherwise have received for the fiscal year in which the Executive’s termination of employment occurred, based on actual performance, payable in a lump sum during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet; and

(iii)        in respect of each then-ongoing performance cycle under the Long Term Incentive Plan as of the date of termination, (1) with respect to awards that vest in whole or in part based on performance, at the end of each completed performance cycle for each such award, vesting shall be calculated by multiplying (A) the total number of awards that would have vested based on actual performance during the full performance cycle and (B) the quotient obtained from dividing the number of calendar days worked during the applicable performance cycle through the date of termination by the number of calendar days in such performance cycle, payable upon the conclusion of the applicable performance cycle in accordance with the Long Term Incentive Plan (but no later than the “short-term deferral” period under Section 409A (defined below)), and (2) with respect to awards that vest solely based on the provision of services, vesting, as of the date of termination of employment, shall be calculated by multiplying (A) the total number of awards that would have vested if the Executive had remained employed during the full performance cycle and (B) the quotient obtained from dividing the number of calendar days worked during the applicable performance cycle through the date of termination by the number of calendar days in such performance cycle, payable in accordance with the Long Term Incentive Plan; and

(iv)        if Executive timely elects coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), a cash payment equal to the employer contribution to the premium payment for actively employed senior executives with the same level of coverage, payable monthly in accordance with the Company’s standard payroll practices for twelve (12) months or until such earlier termination of COBRA coverage, with the first payment within seventy-two (72) days of the date of Executive’s termination of employment as determined solely by the Company;

For the avoidance of doubt, all payments under this Section 2(b) shall cease upon the Executive’s breach of the provisions of Sections 3, 4 or 5 of this Agreement.

(c)          Automatic Termination Upon the Executive’s Death. In the event of the Executive’s death during the term of the Executive’s employment, the Executive’s employment and this Agreement shall automatically terminate and, in addition to the Accrued Rights and subject to Section 2(g),  the Company shall pay to Executive’s estate Executive’s Base Salary in effect on the last date of the Executive’s employment for six (6) months following such last date of employment, in accordance with the Company’s standard payroll practices for executive officers and a lump sum amount equal to the pro-rata portion of the Annual Bonus (if any) for which the Executive would have been eligible had the Executive remained employed with the Company through the end of the fiscal year in which employment terminated, based on actual performance and calculated by multiplying such amount by the quotient obtained by dividing the number of calendar days worked during the applicable fiscal year in which termination occurred by the number of calendar days in such fiscal year (which amount shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet). In addition, in respect of each then-ongoing performance cycle under the Long Term Incentive Plan as of the date of termination, (1) with respect to awards that vest in whole or in part based on performance, vesting, as of the date of death, shall be calculated by multiplying (A) the number of awards that would have vested upon achievement of target performance by (B) the quotient obtained from dividing the number of calendar days worked during the applicable performance cycle through the date of Executive’s death by the number of calendar days in such performance cycle, payable in accordance with the Long Term Incentive Plan (but no later than the “short-term deferral” period under Section 409A (defined below)) and (2) with respect to awards that vest solely based on the provision of services, vesting, as of the date of death, shall be calculated by multiplying (A) the total number of awards that would have vested if the Executive remained employed during the full performance cycle and (B) the quotient obtained from dividing the number of calendar days worked during the applicable performance cycle through the date of Executive’s death by the number of calendar days in such performance cycle, payable in accordance with the Long Term Incentive Plan.

(d)          Termination due to Disability.  In the event of the Executive’s Disability during the term of the Executive’s employment, the Company shall have the right, upon written notice to the Executive, to terminate the Executive’s employment hereunder, effective upon the giving of such notice (or such later date as shall be specified in such notice). Upon such termination, in addition to the Accrued Rights, subject to Section 2(g) and the Executive’s continued compliance with the provisions of Sections 3, 4 and 5, the Company shall have no further obligations hereunder beyond payment to the Executive of the pro-rata portion of the Annual Bonus (if any) for which the Executive would have been eligible had the Executive remained employed with the Company through the end of the fiscal year in which employment terminated, based on actual performance and calculated by multiplying such Annual Bonus by the quotient obtained by dividing the number of calendar days worked during the applicable fiscal year in which termination occurred by the number of calendar days in such fiscal year  (which amount shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet).  Executive’s Long Term Incentive Plan awards shall be paid in accordance with the Long Term Incentive Plan and applicable award agreements. For the avoidance of doubt, all payments under this Section 2(d) shall cease upon the Executive’s breach of the provisions of Sections 3, 4 or 5 of this Agreement.

(e)          Notice of Termination.  Any purported termination of employment by the Company or by the Executive (other than due to the Executive’s death) shall be communicated by written Notice of Termination to the other Party hereto in accordance with Section 10(f).

(f)          Board/Committee Resignation.  Upon termination of the Executive’s employment for any reason, the Executive agrees to resign at the direction of the Board or shall be deemed to have resigned, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s subsidiaries or affiliates.

(g)          Waiver and Release; Timing of Payments.  Notwithstanding anything herein to the contrary, as a condition precedent to receiving any payments under this Section 2 (other than those amounts already accrued prior to the date of termination, including the Accrued Rights), Executive (or the Executive’s estate, as applicable) shall have executed, within twenty-one days, or if required for an effective release, forty-five days, following the Executive’s termination of employment, a waiver and release in substantially the form attached hereto as Exhibit A (the “Release”), which Release may be updated by the Company from time to time to reflect changes in law, and the seven-day revocation period of such Release shall have expired.  Subject to Section 7(b) and the execution of the Release pursuant to this Section 2(g), all payments under this Section 2 shall be payable as described above; provided, that any payments due prior to the sixtieth day after the Executive’s termination of employment shall be made on such sixtieth day.

3.           Confidentiality; Ownership of Developments.

(a)          During the term of the Executive’s employment with the Company or any of its subsidiaries or affiliates and for all time thereafter, the Executive shall keep secret and retain in strictest confidence and not divulge, disclose, discuss, copy or otherwise use or suffer to be used in any manner, except in connection with the Business of the Company and of any of the subsidiaries or affiliates of the Company, any trade secrets, confidential or proprietary information and documents or materials owned, developed or possessed by or for the Company or any of the subsidiaries or affiliates of the Company pertaining to the Business of the Company or any of the subsidiaries or affiliates of the Company; provided that such information referred to in this Section 3(a) shall not include information that is or has become generally known to the public or the jewelry trade without violation of this Section 3.

(b)          The Executive acknowledges that all developments, including, without limitation, inventions (patentable or otherwise), discoveries, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, data, documentation, writings and applications thereof (collectively, “Works”) relating to the Business or planned business of the Company or any of the subsidiaries or affiliates of the Company that, alone or jointly with others, the Executive may create, make, develop or acquire during the term of Executive’s employment with the Company or any of its subsidiaries or affiliates (collectively, the “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company and its subsidiaries and affiliates and the Executive hereby assigns to the Company all of Executive’s right, title and interest in and to all such Developments and Executive shall take any action reasonably necessary to achieve the foregoing result.  Notwithstanding any provision of this Agreement to the contrary, “Developments” shall not include any Works that do not relate to the Business or planned business of the Company or any of the subsidiaries or affiliates of the Company.

(c)          The Executive is hereby notified, in accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), that: (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; (ii) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall: (i) prohibit the Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation; or (ii) require notification or prior approval by the Company of any reporting described in clause (i).

(d)          The Executive further understands that this Agreement does not limit the Executive’s ability to communicate with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  This Agreement also does not limit the Executive’s right to receive an award for information provided to any Government Agency.

4.           Covenants Not to Solicit and Not to Compete.  The Executive agrees that Executive shall not, directly or indirectly, without the prior written consent of the Company:

(a)          during Executive’s employment with the Company or any of its subsidiaries or affiliates and for a period of one year commencing upon termination of the Executive’s employment, solicit, entice, persuade or induce any employee, consultant, agent or independent contractor of the Company or of any of the subsidiaries or affiliates of the Company to terminate his or her employment or engagement with the Company or such subsidiary or affiliate, to become employed by any person, firm or corporation other than the Company or such subsidiary or affiliate or approach any such employee, consultant, agent or independent contractor for any of the foregoing purposes; or

(b)          during Executive’s employment with the Company or any of its subsidiaries or affiliates and for a period of one year commencing upon termination of the Executive’s employment, directly or indirectly own, manage, control, invest or participate in any way in, consult with or render services to or for any person or entity (other than for the Company or any of the subsidiaries or affiliates of the Company) which is materially engaged in the Business (“materially” meaning deriving more than 25% of its revenue from the sale of jewelry and watches per year as of the applicable date); provided that the Executive shall be entitled to own up to 1% of any class of outstanding securities of any company whose common stock is listed on a national securities exchange or included for trading on the NASDAQ Stock Market.

5.           Non-Defamation and Non-Disparagement. The Executive shall not at any time, publicly or privately, verbally or in writing, directly or indirectly, make or cause to be made any defaming and/or disparaging, derogatory, misleading or false statement about the Company or its products, or any current or former directors, officers, employees, or agents of the Company, or the business strategy, plans, policies, practices or operations of the Company to any person or entity, including members of the investment community, press, customers, competitors, employees and advisors of the Company.  Executive recognizes that the breach of this Section 5 will cause serious and irreparable injury to the Company. The Company shall instruct the Company’s Chief Executive Officer and the Board not to make any defaming and/or disparaging, derogatory, misleading or false statement about the Executive. Truthful disclosure to any government agency regarding possible violations of federal law or regulation in accordance with any whistleblower protection provisions of state or federal law or regulation shall not be deemed to violate this paragraph.

6.           Specific Performance.  The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Business of the Company and the subsidiaries and affiliates of the Company.  By reason of this, the Executive consents and agrees that if the Executive violates any of the provisions of Sections 3, 4 or 5 hereof, the Company and the subsidiaries and affiliates of the Company would sustain irreparable injury and that monetary damages will not provide adequate remedy to the Company and that the Company shall be entitled to have Sections 3, 4 or 5 specifically enforced by any court having equity jurisdiction.  Nothing contained herein shall be construed as prohibiting the Company or any of the subsidiaries or affiliates of the Company from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, the recovery of damages from the Executive or cessation of payments hereunder without requirement for posting a bond.  In addition, to the extent allowed by law, the Executive shall be required to return to the Company any termination payments and benefits paid pursuant to Section 2 less two hundred fifty dollars ($250.00) if the Executive violates Section 3, 4 or 5.

7.           Section 409A.

(a)          The intent of the parties is that payments and benefit under this Agreement comply with or be exempt from Internal Revenue Code of 1986, as amended (the “Code”) Section 409A and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom, as applicable.  If any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, the Company may (i) adopt such amendments to the Agreement, including amendments with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Agreement and/or (ii) take such other actions as the Company determines necessary or appropriate to comply with the requirements of Section 409A.

(b)          A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A.  For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then, notwithstanding any other provision herein, with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided prior to the date which is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 7(b) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum on the first business day following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)          (i) All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event any reimbursements that are non-qualified deferred compensation subject to Section 409A of the Code shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(d)          For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)          Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A.  The Company has no obligation to take any action to prevent the assessment of any additional income tax, interest or penalties under Section 409A on any person and the Company, its subsidiaries and affiliates, and each of their employees and representatives shall not have any liability to the Executive with respect thereto.

8.           Compliance with Board Policies.

(a)          The Executive shall be required to build a holding of shares of Signet common stock (“Shares”) equal to a specified level as set by the Board from time to time (the “Share Ownership Requirement”) pursuant to the terms of any stock ownership policy or guidelines approved by the Board or a committee of the Board and provided to the Executive.  The Share Ownership Requirement shall be required for so long as the Executive is an executive officer of the Signet Group.

(b)          The Executive shall be subject to the written policies of the Board applicable to executives, including without limitation any Board policy relating to claw back of compensation, as they exist from time to time during the Executive’s employment with the Company or any of its affiliates.

9.           Governing Law; Jurisdiction.

(a)          This Agreement shall be subject to, and governed by, the laws of the State of Ohio applicable to contracts made and to be performed therein, without regard to conflict of laws principles thereof.

(b)          Any action to enforce any of the provisions of this Agreement shall be brought in a court of the State of Ohio located in Summit County or in a Federal court located in Cleveland, Ohio.  The parties consent to the jurisdiction of such courts and to the service of process in any manner provided by Ohio law.  Each Party irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such court and any claim that such suit, action, or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentences shall be deemed in every respect effective and valid personal service of process upon such Party.

EXECUTIVE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, SHE IS WAIVING ANY RIGHT THAT SHE MAY HAVE TO A JURY TRIAL RELATED TO THIS AGREEMENT.

10.          Miscellaneous.

(a)          Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereto and supersedes any and all prior agreements (whether written or oral) between the Parties with respect thereto, including, without limitation, the letter to you dated March 6, 2019 as revised on March 7, 2019, signed on behalf of the Company by Virginia C. Drosos (other than with respect to the benefits under the section titled “Relocation” therein, which shall remain in full force and effect) (the “Letter”).  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(b)          No Waiver.  The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such Party’s rights or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(c)          Severability.  The provisions of this Agreement are severable and the invalidity, illegality or unenforceability of any one or more provisions shall not affect the validity, legality or enforceability of any other provision.  In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

(d)          Assignment.  This Agreement and all of the Executive’s rights and duties hereunder shall not be assignable or delegable by the Executive.  Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by the Company to, or assumed by, a person or entity which is an affiliate of the Company or a successor in interest to substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(e)          Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  In the event of the Executive’s death, all amounts payable hereunder to the Executive that are then unpaid, shall be paid to the Executive’s beneficiary designated by her in writing to the Company or, in the absence of such designation, to Executive’s estate.

(f)          Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Sterling Jewelers Inc.
375 Ghent Road
Akron, Ohio 44333
Attn:  Chief Legal, Risk & Corporate Affairs Officer

with copies to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY  10153-0119
Attn: Michael Aiello

If to the Executive:

To Executive’s last address set forth on the payroll records of the Company

(g)          Cooperation.  The Executive shall be reasonably available to assist and otherwise advise and consult with the Company in transitioning responsibilities to other employees of the Company.  The Executive shall provide full and continued cooperation in good faith with the Company, its subsidiaries and affiliates and its legal counsel, as may be necessary or appropriate: (i) to respond truthfully to any inquiries that may arise with respect to matters that the Executive was responsible for or involved with during the Executive’s employment with the Company; (ii) to furnish to the Company, as reasonably requested by the Company, from time to time, the Executive’s honest and good faith advice, information, judgment and knowledge with respect to all practices at the Company, and employees of the Company; (iii) in connection with any defense, prosecution or investigation of any and all actual, threatened, potential or pending court or administrative proceedings or other legal matters in which the Executive may be involved as a party and/or in which the Company determines, in its sole discretion, that the Executive is a relevant witness and/or possesses relevant information; and (iv) in connection with any and all legal matters relating to the Company, its subsidiaries and affiliates, and each of their respective past and present employees, managers, directors, officers, administrators, shareholders, members, agents, and attorneys, in which the Executive may be called as an involuntary witness (by subpoena or other compulsory process) served by any third-party, including, without limitation, providing the Company with written notice of any subpoena or other compulsory process served on the Executive within forty-eight (48) hours of its occurrence.

In connection with the matters described in this Section 10(g), the Executive agrees to notify, truthfully communicate and be represented by, and provide requested information to, the Company’s counsel, to fully cooperate and work in good faith with such counsel with respect to, and in preparation for, any response to a subpoena or other compulsory process served upon the Executive, any depositions, interviews, responses, appearances or other legal matters, and to testify truthfully and honestly with respect to all matters.  For the avoidance of doubt, the Company has no obligation to provide the Executive with separate counsel in connection with any such matter. The Company shall reimburse the Executive for reasonable expenses, such as travel, lodging and meal expenses, incurred by the Executive pursuant to this Section 10(g) at the Company’s request, and consistent with the Company’s policies for employee expenses.

The Executive further acknowledges that all documents prepared by the Company pertaining to the affairs of the Company or any legal matter relating to the Company, which may be provided to the Executive or to which the Executive may be given access pursuant to this Section 10(g) in connection with the Executive’s cooperation hereunder with respect to any legal matter relating to the Company, are, and shall remain, the property of the Company at all times.  Except as required by applicable law or court order, the Executive shall not disclose any information or materials received in connection with any legal matter relating to the Company.

All communications by the Company, its subsidiaries and/or affiliates, and its lawyers to the Executive and all communications by the Executive to the Company, its subsidiaries and/or affiliates and its lawyers, in connection with any legal matter relating to the Company, its subsidiaries and/or affiliates, shall, to the fullest extent permitted by law, be privileged and confidential and subject to the work product doctrine.  No such communication, information, or work product shall be divulged by the Executive to any person or entity, except at the specific direction of an authorized representative of the Company and its lawyers.

The Executive further agrees that the Executive must also: (i) complete any outstanding performance evaluations; (ii) repay any outstanding bills, advances, debts, etc., due to the Company, as of the date of Executive’s termination of employment; and (iii) cooperate with the Company in performing all transition and other matters required by the Company prior to the date of Executive’s termination of employment.

Executive recognizes that the breach of this Section 10(g) will cause serious and irreparable injury to the Company. In addition, to the extent allowed by law, the Executive shall be required to return to the Company any termination payments and benefits paid pursuant to Section 2 less two hundred fifty dollars ($250.00) if the Executive violates this Section 10(g).

(h)          Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(i)          Survival.  The provisions of Sections 3, 4, 5, 6, 8, 9 and 10 of this Agreement  shall survive the expiration or termination of this Agreement and the Executive’s employment hereunder, irrespective of the reason for any termination

(j)          Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the last date written below.

STERLING JEWELERS INC.

By:	/s/ Virginia C. Drosos
Name: Virginia C. Drosos
Title: CEO
Date: March 12, 2019

EXECUTIVE

/s/ Joan Hilson
Joan Hilson
Date: March 12, 2019

[SIGNATURE PAGE TO TERMINATION PROTECTION AGREEMENT]

SCHEDULE 1

EMPLOYMENT TERMS, DUTIES AND ENTITLEMENTS

Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Termination Protection Agreement, dated as of March 12, 2019, by and among Sterling Jewelers Inc. (the “Company”) and Joan Hilson (the “Executive”) to which this Schedule 1 is attached (the “Agreement”).

Position
Employee of the Signet Group as of commencement of employment and will become the Chief Financial Officer of the Signet Group as of the day immediately following the date the Signet Group files their next Form 10-K (expected in April 2019).

Reporting Line	Executive shall report to the Chief Executive Officer of the Signet Group.

Location	Executive shall relocate to the greater Akron/Cleveland area of Ohio by September 18, 2019 and shall be entitled to receive the relocation benefits set forth in the Letter.

Duties
Executive shall have such duties and authority, consistent with Executive’s position, as may be assigned from time to time by the Chief Executive Officer.

Executive shall devote Executive’s full business time and best efforts to the performance of Executive’s duties and will not engage in any other business, profession or occupation for compensation or otherwise which would directly or indirectly conflict or interfere with the rendition of such services, without the prior written consent of the Chief Executive Officer; provided Executive may (i) serve on any board of directors or trustees of any charitable or educational  organization or engage in other charitable, civic and professional activities, and (ii) subject to the prior approval of the Chief Executive Officer, in its sole discretion, Executive may accept appointment to any board of directors of any business entity; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of the Executive’s duties or breach the terms of Section 3 or 4 of the Agreement.

Annual Base Salary
Annual rate of $700,000, subject to annual review by the Compensation Committee beginning in the Spring of 2020.

Base Salary shall not be reduced unless there is a comparable reduction in the base salaries of other similarly situated executives of Signet.

Annual Bonus
Target Bonus: 75% of Base Salary upon achievement of performance objectives at target for the applicable fiscal year of Signet.

Annual Bonus may be less than or greater than Target Bonus, based upon achievement of performance objectives against target levels, up to 150% of Base Salary.

Annual Bonus, if any, is payable in a lump sum during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet.

Long Term Incentive Plan
Eligible for an equity award grant (as determined in the Compensation Committee’s sole discretion) under the Company’s Long Term Incentive Plan for calendar year 2019 that is not pro-rated based on Executive’s start date.

Subject to the Executive’s commencement of employment with the Signet Group, Executive shall be granted restricted stock units with a value of $300,000 based on the average high/low stock price on the effective date of Executive’s employment, pursuant to the Company’s Long Term Incentive Plan and the Company’s standard form of award agreement. One-third of such restricted stock units shall be eligible to vest on each of the first three anniversaries of the grant date, subject to the Executive’s continued employment on each vesting date.

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Employee Benefits
Eligible for all Company health, life and disability insurance and other welfare, and retirement, savings, deferred compensation and fringe employee benefit plans, as in effect from time to time, on the same basis as those benefits are generally made available to senior executives of the Company.

Eligible for reimbursement of reasonable business expenses incurred by the Executive during employment in the performance of the Executive’s duties, in accordance with Company policies and subject to timely submission of reimbursement requests.

Time Off	Executive shall be entitled to time off as provided under the Signet US Time Off Program, as in effect from time to time.

Director and Officer Insurance
The Company shall keep in force for the Executive coverage under a directors and officers liability insurance policy, such coverage to be at a level no less than that maintained for substantially all of the executive officers of the Company or Signet (during the period the Executive is an executive officer of Signet) and substantially all of the members of the Board of Directors Signet (during any period the Executive is a member of the Board of Directors of Signet).

Executive Representations
Executive represents and warrants to the Company that the performance by Executive of the duties set forth on the Agreement and this Schedule 1 shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which the Executive is a party or otherwise bound.

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EXHIBIT A

RELEASE

This RELEASE (“Release”) dated as of ___________, 20__ between Sterling Jewelers Inc., a Delaware corporation (the “Company”), and Joan Hilson (the “Executive”).

WHEREAS, the Company and the Executive previously entered into that certain Termination Protection Agreement dated March __, 2019 (the “Agreement”); and

WHEREAS, the Executive’s employment with the Company has terminated effective ______ __, 20__ (“Termination Date”);

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Agreement, the Company and the Executive agree as follows:

1.           Capitalized terms not defined herein shall have the meaning as defined under the Agreement.

2.           In consideration of the Executive’s release under Paragraph 3 hereof, the Company shall pay to the Executive or provide benefits to the Executive as set forth in Section 2, as applicable, of the Agreement, which is attached hereto and made a part hereof.

3.           The Executive, on Executive’s own behalf and on behalf of Executive’s heirs, estate and beneficiaries, does hereby release the Company, and in such capacities, any of its parent corporations, subsidiaries, or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities (collectively, the “Released Parties”), from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of Executive’s employment with the Company or any of the Release Parties, or arising out of the termination of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, without limitation, any tort and/or contract claims, common law or statutory claims, claims under any local, state or federal wage and hour law, wage collection law or labor relations law, claims under any common law or other statute, ordinances and regulations, claims of age, race, sex, sexual orientation, marital status, parental status, veteran status, religious, disability, national origin, ancestry, citizenship, retaliation or any other claim of employment discrimination or harassment, including, but not limited to under Title VII of the Civil Rights Acts of 1964 and 1991, as amended (42 U.S.C. §§ 2000e et seq.), the Age Discrimination in Employment Act, as amended (29 U.S.C. §§ 621, et seq.), the Americans with Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. §§ 701 et seq.), the Family and Medical Leave Act (29 U.S.C. §§ 2601 et seq.), the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. §§ 1001 et seq.), the Worker Adjustment and Retraining Notification Act (29 U.S.C. §§ 2101 et seq.), the Ohio Civil Rights Act (Ohio Rev. Code. Ann. §§ 4112.01-4112.99), the Ohio Whistleblower’s Protection Statute (Ohio Rev. Code Ann. §§ 4113.51-4113.53), and any other law (including any federal, state or local law or ordinance) prohibiting employment discrimination or relating to employment, retaliation in employment, termination of employment, wages, benefits or otherwise that may legally be waived and released.  Nothing in this Release shall be construed to prohibit the Executive from filing a charge with or participating in any investigation or proceeding by a government agency charged with enforcement of any law.  Notwithstanding, the Executive agrees to waive the Executive’s right to recover monetary damages in any charge, complaint, or lawsuit filed by the Executive or by anyone else on the Executive’s behalf, except that nothing in this Release shall be construed to limit the Executive’s right to receive any monetary award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934.  The Executive relinquishes any right to future employment with the Company or any of the Released Parties, and agrees not to seek future re-employment with the Company or any of the Released Parties.  The Executive acknowledges that the Company shall have the right to refuse to re-employ the Executive without liability of the Company or any of the Released Parties.  The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by her to exist may subsequently be discovered, it is the intention of the Executive and the Company in executing this Release that the general release in this Paragraph 3 shall be effective as a full and final accord and satisfaction, and release of and from all liabilities, disputes, claims and matters covered under the general release in this Paragraph 3, known or unknown, suspected or unsuspected.  The furnishing of termination payments and/or benefits under the Agreement will not be deemed an admission of liability or wrongdoing by the Company.

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4.           The Company and the Executive acknowledge and agree that the release contained in Paragraph 3 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company and/or any of its subsidiaries or affiliates (i) to indemnify the Executive for Executive’s acts as an officer or director of Company in accordance with the Certificate of Incorporation and all agreements thereunder, (ii) to pay any amounts or benefits pursuant to Paragraph 2 of this Release or any Accrued Rights (as defined in the Agreement) to which the Executive is entitled under the Agreement, (iii) with respect to the Executive’s rights as a shareholder of the Company, Signet or any of their subsidiaries, (iv) to pay wages that are undisputedly due or to become due, or (v) for claims that cannot lawfully be waived.

5.           The Executive acknowledges that pursuant to the general release set forth in Paragraph 3 above, the Executive is waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that Executive’s waiver and release of such rights is knowing and voluntary.  The Executive acknowledges that the consideration given for the ADEA waiver and release under this Release is in addition to anything of value to which Executive was already entitled.  The Executive further acknowledges that she has been advised by this writing that:

(i)          Executive should consult with an attorney prior to executing this Release and has had an opportunity to do so;

(ii)         Executive has twenty-one (21) days within which to consider this ADEA waiver and release;

(iii)        Executive has seven (7) days following Executive’s execution of this Release to revoke this ADEA waiver and release, but only by providing written notice of such revocation to the Company in accordance with the “Notice” provision in Section 10(f) of the Agreement;

(iv)        the ADEA waiver and release shall not be effective until the seven (7) day revocation period has expired; and

(v)         the twenty-one (21) day period set forth above shall run from the date Executive receives this Release.  The Parties agree that any modifications made to this Release prior to its execution shall not restart, or otherwise affect, this twenty-one day (21) period.

It is the intention of the parties in executing this Release that this Release shall be effective as a full and final accord and satisfaction and release of and from all liabilities, disputes, claims and matters covered under this Release, known or unknown, suspected or unsuspected.

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6.           This Release shall become effective on the first (1st) day following the day that this Release becomes irrevocable under Paragraph 5.  All payments due to the Executive shall be payable in accordance with the terms of the Agreement.

[remainder of page intentionally blank]

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IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

STERLING JEWELERS INC.

By:

Name:
Title:

Joan Hilson

[SIGNATURE PAGE TO RELEASE]